ENERGEN CORPORATION							EXHIBIT 1
Consolidating Statement of Income
Year Ended December 31, 2003
Unaudited
(in thousands of dollars)
	Energen			Alabama	Energen	EGN	American
	Consolidated	Elims	Parent	Gas	Resources *	Services	Heat Tech
Operating Revenues
Natural gas distribution	$489,099	$0	$0	$489,099	$0	$0	$0
Oil and gas production	353,122	(2,214)	0	0	355,336	0	0

Total operating revenues	842,221	(2,214)	0	489,099	355,336	0	0

Operating Expenses
Cost of gas	233,823	(2,214)	0	236,037	0	0	0
Operations and maintenance	208,219	0	2,535	114,078	91,598	0	8
Depreciation, depletion and amortization	116,858	0	0	37,171	79,687	0	0
Taxes, other than income taxes	63,543	0	5	34,965	28,570	0	3

Total operating expenses	622,443	(2,214)	2,540	422,251	199,855	0	11

Operating income	219,778	0	(2,540)	66,848	155,481	0	(11)

Other Income (Expense)
Interest expense	(42,262)	0	(28,393)	(13,869)	0	0	0
Interest income (expense) - affiliates	0	481	28,193	(98)	(28,577)	1	0
Accretion expense	(1,890)	0	0	0	(1,890)	0	0
Dividends on preferred stock of subsidiary	0	0	0	0	0	0	0
Allowance for funds used during construction	948	0	0	948	0	0	0
Other expense	(9,977)	0	(150)	(5,269)		(4,558)	0
Other income	7,796	(481)	70	4,132	136	3,853	86

Total other income (expense)	(45,385)	0	(280)	(14,156)	(30,331)	(704)	86

Income Before Income Taxes	174,393	0	(2,820)	52,692	125,150	(704)	75
Income tax expense (benefit)	64,128	0	(1,883)	19,675	46,616	(232)	(48)

Net Income from Continuing Operations Before
Income Taxes and Cumulative Effect of Change in
Accounting Principle	110,265	0	(937)	33,017	78,534	(472)	123

Discontinued Operations, net of taxes
Income (loss) from Operations	973	0	0	0	973	0	0
Gain (loss) on disposal	(584)	0	0	0	(584)	0	0

Income (Loss) From Discontinued Operations	389	0	0	0	389	0	0

Cumulative effect of change in accounting
principle, net of taxes	0	0	0	0	0	0	0

Net Income	110,654	0	(937)	33,017	78,923	(472)	123

Retained Earnings @ Beginning of Period	275,266	(327,109)	244,190	182,852	173,197	2,794	(658)
Less Common Stock Dividends	(25,919)	0	(25,919)	0	0	0	0
Other Increases (Decreases)	0	995	120	0	0	(1,650)	535

Retained Earnings @ End of Period	$360,001	($326,114)	$217,454	$215,869	$252,120	$672	$0

* Includes transactions and balances of its subsidiaries and its affiliate Energen Resources TEAM Inc.

ENERGEN CORPORATION
Consolidating Balance Sheet
December 31, 2003
Unaudited
(in thousands of dollars)
	Energen			Alabama	Energen	EGN	American
	Consolidated	Elims	Parent	Gas	Resources *	Services	Heat Tech
Property Plant and Equipment
Utility Plant	$883,225	$0	$0	$883,225	$0	$0	$0
Less: A/D	341,787	0	0	341,787	0	0	0

Utility plant, net	541,438	0	0	541,438	0	0	0

Oil and gas properties	1,197,340	0	0	0	1,197,340	0	0
Less: A/D	310,368	0	0	0	310,368	0	0

Oil and gas properties, net	886,972	0	0	0	886,972	0	0

Other property, net	5,041	0	0	331	4,710	0	0

Property, plant and equipment, net	1,433,451	0	0	541,769	891,682	0	0

Current Assets
Cash	2,127	0	401	1,440	94	192	0
Accounts receivable	182,767	3	5	136,604	45,913	242	0
Intercompany receivable	0	924	(1,228)	0	0	304	0
Allowance for doubtful accounts	(9,852)	0	0	(9,100)	(577)	(175)	0
Inventories	51,806	0	0	49,656	2,150	0	0
Prepayments and other	25,073	0	12	22,307	2,754	0	0
Advances to affiliate	0	(10,000)	10,000	0	0	0	0
Deferred taxes	38,145	5,145	0	17,650	15,350	0	0

Total current assets	290,066	(3,928)	9,190	218,557	65,684	563	0

Other Assets
Advances to affiliate	0	(383,309)	383,309	0	0	0	0
Regulatory asset	18,082	0	0	18,082	0	0	0
Deferred charges and other	39,833	(611,918)	630,017	19,285	2,449	0	0

Total other assets	57,915	(995,227)	1,013,326	37,367	2,449	0	0

Total Assets	$1,781,432	($999,155)	$1,022,516	$797,693	$959,815	$563	$0

* Includes transactions and balances of its subsidiaries and its affiliate Energen Resources TEAM Inc.

ENERGEN CORPORATION
Consolidating Balance Sheet
_________________
Unaudited
(in thousands of dollars)
	Energen			Alabama	Energen	EGN	American
	Consolidated	Elims	Parent	Gas	Resources *	Services	Heat Tech
Capitalization
Common shareholders' equity
Common stock	$362	($21)	$362	$20	$0	$1	$0
Treasury stock	(17,108)	0	(17,108)	0	0	0	0
Premium on capital stock	367,765	(260,783)	401,643	6,682	220,223	0	0
Capital surplus	2,802	(25,000)	0	27,802	0	0	0
Deferred compensation obligation	17,063	0	17,063	0	0	0	0
Accumulated other comprehensive loss	(30,595)	0	(8,881)	0	(21,714)	0	0
Amortization of restricted stock grants	(1,258)	0	(1,258)	0	0	0	0
Retained earnings	360,001	(326,114)	217,454	215,869	252,120	672	0

Total common shareholders' equity	699,032	(611,918)	609,275	250,373	450,629	673	0

Minority preferred stock	0	0	0	0	0	0	0
Long-term debt	552,842	0	383,309	169,533	0	0	0
Advances from parent	0	(383,309)	0	0	383,309	0	0

Total capitalization	1,251,874	(995,227)	992,584	419,906	833,938	673	0

Current Liabilities
LTD due in one year	10,000	0	10,000	0	0	0	0
Advances from parent	0	(10,000)	0	0	10,000	0	0
Notes payable to banks	11,000	0	0	11,000	0	0	0
Accounts payable	135,319	0	1,101	56,020	78,191	7	0
Intercompany payable	0	927	0	37,290	(38,217)	0	0
Accrued taxes	28,551	0	(4,040)	22,145	10,514	(68)	0
Customers' deposits	17,884	0	0	17,884	0	0	0
Amounts due customers	8,571	0	0	8,571	0	0	0
Accrued wages & benefits	24,957	0	16,845	6,247	1,865	0	0
Regulatory liability	54,146	0	0	54,146	0	0	0
Other	37,303	5,145	(4,218)	9,039	27,386	(49)	0

Total current liabilities	327,731	(3,928)	19,688	222,342	89,739	(110)	0

Deferred Credits and Other Liabilities
Deferred income taxes	33,200	0	(4,852)	32,178	5,874	0	0
Asset retirement obligation	26,515	0	0	0	26,515	0	0
Minimum pension liability	17,911	0	10,923	6,988	0	0	0
Regulatory liability	113,427	0	0	113,427	0	0	0
Other liabilities	10,774	0	4,173	2,852	3,749	0	0

Total deferred credits and other liabilities	201,827	0	10,244	155,445	36,138	0	0

Total Capital and Liabilities	$1,781,432	($999,155)	$1,022,516	$797,693	$959,815	$563	$0

* Includes transactions and balances of its subsidiaries and its affiliate Energen Resources TEAM Inc.